                                                                     EXHIBIT 3.4


                                 AMENDMENT TO
                      AMENDED AND RESTATED CERTIFICATE OF
                      INCORPORATION OF IMPAC GROUP, INC.
                      -----------------------------------

     IMPAC Group, Inc. (the "Company") is a company organized and existing under and by virtue of the Delaware General Corporation Law. Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the Company adopts the following Amendment to its Amended and Restated Certificate of Incorporation. The original Certificate of Incorporation of the Company was filed with the Delaware Secretary of State on May 9, 1996, as amended and restated by the Amended and Restated Certificate of Incorporation dated as of May 21, 1996 and the Amended and Restated Certificate of Incorporation dated as of March 11, 1998 (the "Original Certificate of Incorporation").

     This Amendment to Amended and Restated Certificate of Incorporation, which amends Article 4, Section 1 of the Original Certificate of Incorporation in its entirety, was duly adopted as of July 6, 1998 in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

     Effective on July 6, 1998, the Original Certificate of Incorporation is hereby further amended by deleting Article 4, Section 1 thereof in its entirety and substituting in lieu thereof Article 4, Section 1 below:

                                   ARTICLE 4
                                     STOCK

     Section 1. Number of Shares. The total number of shares of all classes of stock that the Company shall have authority to issue is 1,000,000, consisting solely of 1,000,000 shares of common stock, $0.001 par value per share ("Series A Common Stock").

     IN WITNESS WHEREOF, I have hereunto set my hand as of July 6, 1998.

                                     IMPAC GROUP, INC.

                                     /s/ Richard Block
                                     -----------------
                                     Name:   Richard Block
                                     Title:  President & Chief Executive
                                                  Officer